EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of 180 Life Sciences Corp. dated August 12,2025 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 12, 2025

STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Sheena Koshy
Sheena Koshy Chief Operating Officer

AMERICAN STEADFAST, L.P.

By:	/s/ Sheena Koshy
Sheena Koshy Chief Operating Officer of Steadfast Capital Management LP, Attorney-in-Fact

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Sheena Koshy
Sheena Koshy Director

/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.